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                             THE GLENMEDE FUND, INC.

                              ARTICLES OF AMENDMENT


                  THE GLENMEDE FUND, INC., a Maryland corporation having its principal office in Baltimore City, Maryland ("Glenmede Fund"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: In accordance with the requirements of Section 2-605 of the Maryland General Corporation Law, the Board of Directors of Glenmede Fund pursuant to resolutions approved at a regular meeting of the Board of Directors held on December 13, 1999, has amended the Charter of Glenmede Fund, as previously amended and restated, as follows:

                           RESOLVED, that the Charter of the Glenmede Fund be, and hereby is, amended to rename the authorized issued and unissued shares of the Glenmede Fund classified as the "Small Capitalization Equity Portfolio - Advisor Shares" and "Small Capitalization Equity Portfolio - Institutional Shares," respectively, to shares of the "Small Capitalization Value Portfolio - Advisor Shares" and "Small Capitalization Value Portfolio - Institutional Shares," respectively, of Glenmede Fund; and

                           FURTHER RESOLVED, that the foregoing name change will become effective at 12:01 a.m. on February 28, 2000.

                  SECOND: In accordance with the requirements of Section 2-605 of the Maryland General Corporation Law, the Board of Directors of Glenmede Fund, by unanimous written consent dated as of January 31, 2000, has amended the Charter of the Glenmede Fund, as previously amended and restated, as follows:

                           RESOLVED, that the Charter of the Glenmede Fund be, and hereby is, amended to rename the authorized issued and unissued shares of the Glenmede Fund classified as the "Tax Managed Equity Portfolio" shares to shares of the "Strategic Equity Portfolio" of Glenmede Fund; and

                           FURTHER RESOLVED, that the foregoing name change will become effective at 12:01 a.m. on February 28, 2000.


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                  THIRD: The foregoing amendments to the Charter have been duly approved by at least a majority of the entire Board of Directors of Glenmede Fund. The amendments are limited to a change expressly permitted to be made without action of the stockholders under Section 2-605 of the Maryland General Corporation Law.

                  FOURTH: The Articles of Amendment will become effective at 12:01 a.m. on February 28, 2000.

                  IN WITNESS WHEREOF, The Glenmede Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf as of this 1st day of February, 2000.


Attest:                                              THE GLENMEDE FUND, INC.



/s/  Michael P. Malloy                               /s/  Mary Ann B. Wirts
---------------------------                          ----------------------
Michael P. Malloy                                    Mary Ann B. Wirts
Secretary                                            President







                  THE UNDERSIGNED, President of Glenmede Fund, who executed on behalf of said Glenmede Fund the foregoing Articles of Amendment to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Glenmede Fund, the foregoing Articles of Amendment to the Charter to be the corporate act of said Glenmede Fund and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.




                                                     /s/  Mary Ann B. Wirts
                                                     -----------------------
                                                     Mary Ann B. Wirts
                                                     President